Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
	2013	2012	2013	2012
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$386	$349	$1,485	$2,146
Southern Power	24	31	166	175
Total	410	380	1,651	2,321
Parent Company and Other	4	3	(7)	29
Net Income–As Reported	$414	$383	$1,644	$2,350

Basic Earnings Per Share	$0.47	$0.44	$1.88	$2.70

Average Shares Outstanding (in millions)	885	869	877	871
End of Period Shares Outstanding (in millions)			888	868

	Three Months Ended December		Year-to-Date December
	2013	2012	2013	2012
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$414	$383	$1,644	$2,350
Estimated Loss on Kemper IGCC	25	—	729	—
Leveraged Lease Restructure	—	—	16	—
MC Asset Recovery Insurance Settlement, net	(12)	—	(12)	(21)
Net Income–Excluding Items	$427	$383	$2,377	$2,329

Basic Earnings Per Share–Excluding Items	$0.48	$0.44	$2.71	$2.68

Notes
- For the three and twelve months ended December 31, 2013 and the three months ended December 31, 2012, dilution does not change basic earnings per share by more than 1 cent and is not material. For the twelve months ended December 31, 2012, dilution does not change basic earnings per share by more than 3 cents and is not material.

- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and twelve months ended December 31, 2013 and similar charges are not expected to occur with any regularity in the future, although it is possible such charges could recur.

- The charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 impacted the presentation of earnings and earnings per share for the twelve months ended December 31, 2013 and similar charges are not expected to occur with any regularity in the future.

- Earnings for the three and twelve months ended December 31, 2013 and the twelve months ended December 31, 2012 include insurance settlements related to the March 2009 litigation settlement with MC Asset Recovery, LLC and similar insurance recoveries are not expected to occur with any regularity in the future.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.